Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-191250
333-191250-01

Prospectus Addendum to the Prospectus dated September 19, 2013.

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by

Nomura Holdings, Inc.

Nomura Securities International, Inc. will, and other affiliates of Nomura may, use this prospectus addendum and the accompanying prospectus dated September 19, 2013 (which we refer to as the Prospectus) in connection with market-making transactions of notes that were originally issued under a similar prospectus dated September 30, 2010. We refer below to such earlier prospectus as the “earlier prospectus.”

When this prospectus addendum and the Prospectus are used in connection with a market-making transaction, you should note that the Prospectus supersedes the earlier prospectus.

You should read the terms of the pricing supplement, which describes the specific terms of the offered notes, together with the Prospectus. When you read the pricing supplement with the specific terms of the offered notes, please note that all references in it to the earlier prospectus should instead refer to the Prospectus.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Nomura

The date of this prospectus addendum is September 19, 2013.